EXHIBIT 99.1 CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—January 25, 2022—Citizens Holding Company (the “Company”) (NASDAQ:CIZN) announced today results of operations for the three and twelve months ended December 31, 2021.

(in thousands, except share and per share data)

Net income for the twelve months ended December 31, 2021 was $7,494, or $1.34 per share-basic and diluted, an increase of $563, or 8.12% from net income of $6,931, or $1.24 per share-basic and diluted for the same period in 2020.

Net income for the three months ended December 31, 2021 was $1,810, or $0.32 per share-basic and diluted, a decrease of $416, or (18.69%) from net income of $2,226, or $0.40 per share-basic and diluted for the same quarter in 2020. For the linked quarter net income decreased $70, or (3.72%) from $1,880, or $0.34 per share-basic and diluted.

Fourth Quarter And Year Ended December 31, 2021 Highlights

•	Net income increased year-over-year due to management focusing on lowering cost of interest-bearing deposits to help mitigate margin compression coupled with improving noninterest revenue streams.

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Total revenues, or interest and noninterest income, for the three months ended December 31, 2021 totaled $12,525, a decrease of $531 or (4.07%), compared to the three months ended September 30, 2021, and a decrease of $593, or (4.52%), compared to the same quarter in 2020. The linked quarter decrease is a result of other noninterest income declining for the current quarter. Year-over-year total revenue decreased by $324, or (0.64%) to $50,697 from $51,021. The year-over-year decrease in revenue primarily reflects the decline on interest earned through the mortgage-backed securities portfolio due to prepayments partially offset by an increase in noninterest income.

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Total non-performing assets decreased $616, or (8.71%), to $6,455 at December 31, 2021, compared to $7,071 at September 30, 2021, and decreased $5,200, or (44.62%), compared to $11,655 at December 31, 2020.

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Total deposits increased $16,703, or 1.53%, to $1,111,892 at December 31, 2021, compared to $1,095,189 at December 31, 2020. Total noninterest-bearing deposits increased $26,674, or 9.66%, to $302,707 at December 31, 2021, compared to $276,033 at December 31, 2020.

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Management’s repricing efforts for the quarter and year resulted in an overall improvement in cost of funds. Cost of funds for the three months ended December 31, 2021 was 45 basis points (“bps”) down 5 bps compared to the linked quarter. The cost of funds for the twelve months ended December 31, 2021 was 50 bps, a decrease of 26 bps compared to the same period in 2020. Year-over-year interest expense is down $2,412, or (32.48%) as a result of management’s repricing and reduction of higher cost interest-bearing deposits.

Net Interest Income

Net interest income for the three months ended December 31, 2021 was $8,765, an increase of $163, or 1.89% compared to $8,602 for the three months ended September 30, 2021, and an increase of $272, or 3.20%, compared to $8,493 for the three months ended December 31, 2020. The net interest margin (“NIM”) was 2.85% for the current quarter, an increase of 11 bps from the linked quarter NIM of 2.74%. The NIM increased 21 bps from 2.64% compared to the same period in 2020.

The linked quarter increase in NIM is a result of management strategically reallocating the mortgage-back securities portfolio into securities that are less likely to prepay, such as higher yielding municipal investments.

Net interest income for the twelve months ended December 31, 2021 increased $360, or 1.09% to $33,494 from $33,134 for the same period in 2020. The year-to-date NIM was 2.60% as of December 31, 2021 compared to 2.53% at September 30, 2021 and 2.72% for the same period in 2020.

Margin compression for the year was a result of continued low interest rates decreasing the yield on loans and the securities portfolio coupled with negative loan growth; partially offset by lower costs of interest-bearing deposits.

Credit Quality

The provision for loan losses for the three months ended December 31, 2021 was $122. The provision was primarily driven by reclassifying the remaining acquired loan balances from the Charter Bank merger to loans held for investment. Other factors that affected the provision for the quarter were qualitatively applied due to the continued affects of the COVID-19 pandemic. Allowance to total loans held for investment was 0.79% and 0.73% at December 31, 2021 and 2020 respectively, representing a level management considers commensurate with the present risk in the loan portfolio.

As stated in the highlights, the Company’s non-performing assets decreased by $616, or (8.71%), to $6,455 at December 31, 2021 compared to $7,071 at September 30, 2021 and decreased $5,200 or (44.62%), from $11,655 at December 31, 2020. The decrease during the fourth quarter of 2021 reflects the writedown of $524 of other real estate owned (“OREO”) properties. The year-over-year decrease is the result of the foreclosure of one non-accrual impaired loan subsequently offset with total sales of $2,934 of OREO properties during the year coupled with writedowns of $914 for the year as well.

Net charge-offs total $928 in the fourth quarter. Year-to-date net charge-offs totaled $1,631, or 0.26% of average loans for 2021 compared to 0.08% for 2020. The increase in the net charge-offs for the fourth quarter and year-to-date was primarily driven by one impaired relationship that was fully reserved for in the third quarter of 2021.

Noninterest Income

Noninterest income decreased for the three months ended December 31, 2021, by $621, or (18.85%) compared to the three months ended September 30, 2021 and decreased by $299 or (10.06%) compared to the same period in 2020.

Noninterest income increased by $1,728, or 16.52%, for the twelve months ended December 31, 2021 when compared to the same period in 2020.

The increase in noninterest income year-over-year was primarily due to the following factors:

•	Increase in gains on the sale of OREO from the prior year from $105 to $323, or $218 at December 31, 2021;

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Increase in gains from the sale of investment securities to lower the Company’s prepayment risk within the Company’s mortgage-backed securities portfolio. Income from security sales increased $549, or 66.23% for the year ended December 31, 2021 compared to 2020;

•	Interchange fees, which is included in Other Service Charges and Fees in the Financial Highlights below, increased $626 or 19.83%, for the year ended December 31, 2021 compared to 2020.

Noninterest Expense

Noninterest expense increased for the three months ended December 31, 2021 by $416, or 4.76% compared to the three months ended September 30, 2021 and increased by $795 or 9.51% compared to the same period in 2020.

Noninterest expense increased by $1,922, or 5.75%, for the twelve months ended December 31, 2021 when compared to the same period in 2020.

The increase in noninterest expense is mainly attributable to an increase in salaries and benefits, regulatory related expenses, the write-down of other real estate owned, and the continued investment in customer facing and internal technology.

Dividends

The Company paid aggregate cash dividends in the amount of $5,370, or $0.96 per share, during the twelve-month period ended December 31, 2021 compared to $5,363, or $0.96 per share, for the same period in 2020.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi and a Loan Production Office in Oxford, Mississippi to offer loan services to north Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its affiliate, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet banking services are available at the Bank’s website, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) the impact of COVID-19 on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy (including, without limitation, the CARES Act), and the resulting effect of all of such items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers; our ability to mitigate our risk exposures; (c) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (d) increased competition from other financial institutions; (e) the impact of technological advances; (f) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (g) changes in asset quality and loan demand; (h) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (i) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
INTEREST INCOME
Loans, including fees	$7,493	$7,666	$8,024	$31,207	$30,941
Investment securities	2,343	2,075	2,111	7,240	9,338
Other interest	16	21	11	62	282

	9,852	9,762	10,146	38,509	40,561
INTEREST EXPENSE
Deposits	857	951	1,469	4,260	6,556
Other borrowed funds	230	209	184	755	871

	1,087	1,160	1,653	5,015	7,427
NET INTEREST INCOME	8,765	8,602	8,493	33,494	33,134
PROVISION FOR LOAN LOSSES	122	968	302	1,409	1,485

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,643	7,634	8,191	32,085	31,649
NONINTEREST INCOME
Service charges on deposit accounts	965	952	864	3,499	3,352
Other service charges and fees	1,080	1,135	931	4,281	3,606
Other noninterest income	628	1,207	1,177	4,408	3,502

	2,673	3,294	2,972	12,188	10,460
NONINTEREST EXPENSE
Salaries and employee benefits	4,591	4,716	4,345	18,460	17,476
Occupancy expense	1,787	1,740	1,804	7,135	7,360
Other noninterest expense	2,779	2,285	2,213	9,753	8,590

	9,157	8,741	8,362	35,348	33,426
NET INCOME BEFORE TAXES	2,159	2,187	2,801	8,925	8,683
INCOME TAX EXPENSE	349	307	575	1,431	1,752

NET INCOME	$1,810	$1,880	$2,226	$7,494	$6,931

Earnings per share - basic	$0.32	$0.34	$0.40	$1.34	$1.24

Earnings per share - diluted	$0.32	$0.34	$0.40	$1.34	$1.24

Dividends paid	$0.24	$0.24	$0.24	$0.96	$0.96

Average shares outstanding - basic	5,587,070	5,587,070	5,578,820	5,584,396	5,577,352
Average shares outstanding - diluted	5,587,070	5,587,070	5,580,726	5,584,483	5,579,916

	For the Period Ended,
	December 31,	September 30,	December 31,
	2021	2021	2020
Period End Balance Sheet Data:
Total assets	$1,361,335	$1,355,919	$1,450,692
Total earning assets	1,273,562	1,261,230	1,357,974
Loans, net of unearned income	571,847	611,027	652,256
Allowance for loan losses	4,513	5,318	4,735
Securities available for sale, at fair value	631,835	574,189	678,749
Total deposits	1,111,892	1,113,979	1,095,189
Securities sold under agreement to repurchase	112,760	103,061	196,272
Short-term borrowings	18,000	18,000	25,000
Shareholders’ equity	105,900	107,382	119,548
Book value per share	18.95	19.22	21.43

Period End Average Balance Sheet Data:
Total assets	1,412,082	1,433,229	1,336,513
Total earning assets	1,312,668	1,332,451	1,243,566
Loans, net of unearned income	629,186	639,248	622,805
Securities available for sale, at fair value	637,210	645,407	571,983
Total deposits	1,141,726	1,154,366	1,013,258
Securities sold under agreement to repurchase	129,207	136,579	181,699
Short-term borrowings	15,767	14,617	10,318
Shareholders’ equity	111,189	113,247	117,775

Period End Non-performing Assets:
Non-accrual loans	3,826	4,033	8,568
Loans 90+ days past due and accruing	154	16	14
Other real estate owned	2,475	3,022	3,073

	As of
	December 31,	September 30,	December 31,
	2021	2021	2020
Year to Date Net charge-offs as a percentage of average net loans	0.26%	0.11%	0.08%

Year to Date Performance Ratios:
Return on average assets(1)	0.53%	0.56%	0.52%
Return on average equity(1)	6.74%	6.60%	5.89%

Year to Date Net Interest
Margin (tax equivalent)(1)	2.60%	2.53%	2.72%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Phillip R. Branch, 601/656-4692

Phillip.branch@thecitizensbank.bank